                                                           Exhibit 2.6


                   THE FIRST REPUBLIC CORPORATION OF AMERICA
                                302 Fifth Avenue
                            New York, New York 10001

                                                          January 20, 1998

SL Green Operating Partnership, L.P.
c/o S.L. Green Real Estate
70 West 36th Street
New York, New York  10018

   Re: Contract of Sale of even date herewith (the "Agreement") between The First Republic Corporation of America ("Seller"), as Seller, and SL Green Operating Partnership, L.P. ("Purchaser"), as Purchaser, with respect to 321 West 44th Street, New York, New York (the "Premises")

Gentlemen:

      For the purposes of this letter agreement, unless otherwise defined in this letter agreement, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

      In consideration of the Agreement, and for the ($10.00) dollars and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree as follows:

      1. Seller hereby represents to Purchaser that (i) as of the date of the Agreement there are no persons employed by or on behalf of Seller in connection with the management, operation or maintenance of the Building, other than the persons listed on Schedule F to the Agreement (the "Employees"), and (ii) the Employees are employed by or on behalf of Seller pursuant to the collective bargaining agreement described on Exhibits F and G to the Agreement (the "Union Agreement");

      2. Without the prior written consent of Purchaser in each instance, between the date of the Agreement and the date of Closing, Seller shall not hire (or permit the hiring or) any person in connection with the management, operation or maintenance of the Building either as an additional employee or as a replacement for an existing Employee, except that such consent shall be given by Purchaser if, in the case of a replacement for an existing Employee, such replacement is necessary for the proper management, operation or maintenance of the Building at the level that same is being managed, operated and maintained as of this date of this contract;
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      3. Notwithstanding anything contained in the Agreement or in this letter agreement to the contrary, at Closing, Purchaser, at Purchaser's election, may (but shall not be obligated to) adopt the Union Agreement and assume the obligations of an employer thereunder and offer employment to any or all of the employees covered by the Union Agreement. In the event and to the extent that Purchaser so elects to adopt the Union Agreement, Seller and Purchaser shall execute and deliver to the other at Closing, an assignment and adoption agreement pursuant to which the Union Agreement is assigned to Purchaser and duly adopted and assumed by Purchaser. To the extent that Purchaser elects not to adopt the Union Agreement or offer employment to an Employee, Seller shall terminate all Employees designated by Purchaser, and Purchaser agrees to indemnify, defend and hold Seller free and harmless from and against any and all liability, claims, actions, damages, judgments, penalties and expenses, including, but not limited to, any severance payments payable to an Employee whose employment was not continued by Purchaser, and reasonable attorneys' fees, arising out of such termination and the failure by Purchaser to offer employment to such Employee(s); and

      4. (a) For the purposes of this Paragraph 4, "Actual Net Credit" shall mean the actual net credit to Seller or Purchaser, as the case may be, after computing all of the apportionments to be made between the parties at the Closing as of the close of business on the day prior to the Closing Date (as more particularly provided in Section 12 of the Agreement), and "Adjusted Net Credit" shall mean the credit to Seller or Purchaser, as the case may be, after computing all of the apportionments to be made between the parties at the Closing as of the close of business on the day prior to the Closing Date (as more particularly provided in Section 12 of the Agreement), but as if the Closing Date were the first (1st) day of the calendar month in which the actual Closing Date occurs.

         (b) Notwithstanding anything contained in the Agreement to the contrary, at Purchaser's option, but only if the Adjusted Net Credit is a greater credit to Purchaser than is the Actual Net Credit (the difference between the Adjusted Net Credit and the Actual Net Credit being hereinafter referred to as the "Credit Difference"), all Closing apportionments to be made under the Agreement shall be made as if the Closing Date were the first (1st) day of the calendar month in which the actual Closing Date were the first (1st) day of the calendar month in which the actual Closing Date occurs, and the Purchase Price shall be increased by the Credit Difference. If the Purchaser exercises such option, then, at Purchaser's further option, Seller and Purchaser, at or prior to Closing, shall amend the Agreement to reflect such increased Purchase Price and the apportionment date. (By way of illustration, if the Actual Net Credit is a credit to Seller, and the Adjusted Net Credit is a smaller credit to Seller or is a credit to Purchaser, then Purchaser shall have paid option.)

      5. Except as otherwise expressly set forth in this letter
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agreement, the Agreement shall remain unmodified and in full force and effect.

      To confirm your agreement to the foregoing, please execute this letter in the space provided below.

                                   Very truly yours,

                                   THE FIRST REPUBLIC CORPORATION OF AMERICA


                                   By:  /s/ [ILLEGIBLE]
                                        ----------------------------
                                        Name:
                                        Title:

AGREED:

SL GREEN OPERATING PARTNERSHIP. L.P.
By:     SL Green Realty Corp., its
        General Partner


By: /s/ Steven H. Klein
    ------------------------------
        Steven H. Klein
        Executive Vice President

ESCROW AGENT:


By: /s/ S. L. Bernstein
    ------------------------------
    Name: S.L. Bernstein
    Title: Atty at Law

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           [LETTERHEAD OF THE FIRST REPUBLIC CORPORATION OF AMERICA]

January 21, 1998

VIA MESSENGER

SL GREEN OPERATING PARTNERSHIP, L.P.
70 West 36th Street
New York, NY  10018

      Re: Contract of Sale dated January 20, 1998 (the "Contract") between The First Republic Corporation of America, as Seller, and SL Green Operating Partnership, L.P., as Purchaser. Premises: 321 West 44th Street, New York, New York

Gentlemen:

Per our telephone conversation yesterday, the following Service Contracts should be added to Schedule G of the Contract:

6. Harvard Protection Services, Inc. dated February 4, 1997, as amended December 4, 1997

7.    Bay City Metering Co., Inc. dated October 11, 1997

8.    Ready Alarm, Division of United Telephone Services, Inc. dated August 8,
      1995

You have advised that we should not terminate the Service Contract identified in item 8 above but that we should proceed to terminate those referred to in items 6 and 7 above. We hereby agree to terminate the service contracts referred to in items 6 and 7 above, effective on or before Closing (as defined in the Contract), except that you have agreed to indemnify and hold us harmless from and against 50% of any and all claims, liability, costs, charges, expenses, losses and fees arising out of, resulting from, or related to such terminations, and we agree that the maximum amount of such indemnification shall not exceed an aggregate of $25,000.00.
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SL GREEN OPERATING PARTNERSHIP, L.P.
Page 2
January 21, 1998


Please sign and return this letter, which will then constitute a First Amendment to the Contract.

                                      Very truly yours,

                                      THE FIRST REPUBLIC CORPORATION OF AMERICA


                                      By: /s/ Stephen L. Bernstein
                                          ------------------------------------
                                          Stephen L. Bernstein, Vice President

SLB/ja

UNDERSTOOD AND AGREED:

SL GREEN OPERATING PARTNERSHIP, L.P.
By: SL Green Realty Corp. gen. partner


By: /s/ Steven H. Klein
   -------------------------------------

Name in Print:  STEVEN H. KLEIN
Print Title:    E.V.P.